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ICONIC BRANDS

OTCQB: ICNB
www.iconicbrandsusa.com
Twitter: @IconicBrandsUS
Instagram: @IconicBrandsUSA

Iconic Brands Inc. (OTCQB: ICNB) is a lifestyle branding company with a growing portfolio of brands. Founded by a beverage industry innovator with over four decades of experience, New York based Iconic Brands has a successful track record in developing, from inception to completion, alcohol beverages for itself and third parties. The Company distributes products nationally through longstanding industry relationships and is a leader in Celebrity and Corporate Branding, leveraging the promotional support of internationally recognized celebrities and companies. The Company's current offerings include BiVi 100% Sicilian Vodka and Bellissima Prosecco. Iconic also develops private label spirits for domestic and international established chains.

ALCOHOL




BIVI



Key Growth Drivers

Market Opportunity: According to Allied Market Research, the global alcohol beverage market is expected to reach **$1.7 trillion** by 2025. Iconic continues to establish broad new markets for its products and grow its product portfolio and sees many upcoming opportunities for private label arrangements.

The Power of Celebrity Branding: In 2017, George Clooney sold his Tequila company Casamigos for up to $1B total to Diageo. The brand was projected to have ~$55M in sales for 2017. The power of the brand was a driving force in the premium that was paid. Additionally, sales of CÎROC saw transformative growth after it started a joint-venture with Sean Combs in 2007. The Company expects its celebrity partnership to have a similar impact for its brands.

Revenue Growth: The Company expects revenue to accelerate in 2020 and beyond.

Niche Market Appeal: Iconic Brands has captured an early mover position in the high-growth organic/ vegan niche, with the Bellissima Prosecco line.

Recent Highlights

- Experienced significant increase in demand for Bellissima Prosecco following its featured segment on QVC - sold nearly 30,000 bottles of Bellissima with 25 minutes of airtime
- Bellissima Prosecco featured on Yahoo! Lifestyle & Entertainment "Gotta Have It"
- Iconic Brands' Hooters Spirits launched at events surrounding NASCAR debut
- Expanded distribution channels for Hooters Spirits Line with Anheuser Busch Kentucky Eagle Distributorship
- Bellissima Prosecco is available on Celebrity Cruise Lines

Market Snapshot—OTCQB: ICNB

Price: $0.75 (12/31/19) **Average Volume:** 28K **52-Wk. Range:** $0.39-$2.13 **Shares Outstanding:** 14.6M **Market Cap:** $10.9M

Price and volume quotes from Yahoo! Finance and other sources

Bellissima

- Bellissima is an all-natural line of vegan Prosecco and Sparkling Wines available online and in wine and spirits retail stores across the country





- The Bellissima offerings include Prosecco DOC Brut, Sparkling Rosé Wine, and Zero Sugar Sparkling Wine, all made with organic grapes and certified vegan and gluten free
- The Zero Sugar Sparkling Wine is one of the only Zero Sugar, Zero Carb sparkling wines in the market, making it a key product in the Bellissima line
- Bellissima is offered and available on Celebrity Cruise Lines
- On December 4, 2019, Bellissima's celebrity brand partner promoted Bellissima Prosecco and Sparkling Wines on QVC and sold nearly **30,000 bottles** on their platform with 25 minutes of airtime - Because of the incredible demand, QVC has also invited Bellissima's celebrity brand partner back on January 8, 2020
- Iconic just launched its direct-to-consumer (DTC) online sales of Bellissima through SplashWines.com

BiVi Vodka by Chazz Palminteri



- At BiVi, we believe a vodka should get its taste from how and where it's made. BiVi Vodka is made from the finest semolina wheat grown out of the rich volcanic soil and pure mountain spring water of Sicily.
- BiVi is crafted by Master Distiller Giovanni La Fauci, who began his career when he was only eleven years old.

Private Label—HOOTERS



Iconic Private Label will supply national restaurant chains, consumer good companies, and national retailers with the same high quality products and branding of all Iconic brands. Private labeling will be a significant source of revenue growth for Iconic. Iconic Brands provides full-service turnkey private labeling-enabled expertise in product sourcing, product development, brand development, marketing, and distribution.

Iconic will private label a variety of spirits for Hooters, including Vodka, Gin, Rum (Dark & Light), Tequila (Silver & Gold), American Whiskey, and Cinnamon Whiskey.

Other marketing initiatives included a NASCAR event in August, with Chase Elliott driving the Iconic Spirits Car.

- The August initial launch took place in Tennessee, Georgia, Florida, and Texas.
- These four locations account for 50% of Hooters locations.
- This will be followed by distribution at retail locations across the U.S.

Management Team

Richard DeCicco, CEO — With over 34 years' experience in the global liquor industry, Mr. DeCicco has had an extensive career as a senior executive and leader in the wine and spirits industry. Previously, Mr. DeCicco served as President of Harbrew Imports Ltd. since its inception in 1999. Prior to his appointment at Harbrew Imports Ltd, Mr. DeCicco was the CEO and President of Harbor Industries from 1990 to 1997. Harbor Industries was a production facility that handled over 2 million cases of products per year and had over 600 employees. In addition to having been the national provider for The Paddington Corporation brands from 1990 to 1997, Mr. DeCicco pioneered what is now known within the field as Value Added Packaging (VAP).

Roseann Faltings, Secretary & Director — Ms. Faltings is an international liquor industry veteran with more than 15 years of experience in brand development, marketing, sales, and distribution across the beer, wine, and spirits categories. Throughout her executive career, Roseann has worked on United Spirits' current brand portfolio, as well as Danny DeVito's Premium Limoncello, Yanjing Beer, (The National Beer of China), Johnny Bench 5 Scotch Whisky, and other private label products. A highlight of her career was the negotiations that she spearheaded with Paramount Studios in the development of "The Godfather Vodka."